UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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GreenPoint Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2004

Dear Fellow Stockholder:

I hope you will be able to join us at our annual stockholders meeting on Friday, April 30, 2004. The meeting will be held at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, and will begin at 11:00 a.m.

Attached is the formal notice of the meeting and a proxy statement that fully describes the business that will take place. The major business will be the election of directors and ratification of PricewaterhouseCoopers LLP as our independent auditor.

Officers of the Corporation as well as representatives of PricewaterhouseCoopers will be present to answer any questions you may have regarding the business of the meeting.

The Directors believe that the matters you will be asked to vote on at the meeting are in the best interest of our Corporation, and we urge you to vote “FOR” all of them. Our reasons are fully explained in the proxy statement.

It is important that your shares be represented at the meeting whether or not you are present. Please be sure to complete and mail the enclosed proxy card in the postage-paid return envelope or use the telephone or Internet voting procedure described on the proxy card—even if you plan to attend in person.

As you may have heard by now, on February 16, 2004, it was announced that the Corporation will merge with North Fork Bancorporation, Inc. The merger has been approved unanimously by the Boards of Directors of both companies and is subject to, among other things, approval by stockholders of both companies. A special stockholders meeting will be held by the Corporation for that purpose. Stockholders of record on the record date for the special meeting will be provided with additional information about the merger and notice of the special meeting. The merger will not be acted upon at our annual meeting on April 30th.

On behalf of the Directors and our employees, let me thank you once again for your support.

Sincerely yours,

Thomas S. Johnson

Chairman and Chief Executive Officer

GREENPOINT FINANCIAL CORP.

90 Park Avenue

New York, New York 10016

(212) 834-1202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 30, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of GreenPoint Financial Corp. (the “Corporation”), will be held at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, on Friday, April 30, 2004 at 11:00 a.m., local time.

A Proxy Card for the Meeting is enclosed. A Proxy Statement for the meeting also is enclosed, unless you have consented previously to access it electronically via the Internet.

The Meeting is for the purpose of considering and acting upon:

1.	The election of three Directors of the Corporation.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent auditor for the year ending December 31, 2004.

3.	The transaction of such other matters as may properly come before the Meeting or any postponements or adjournments thereof.

The Board of Directors is not aware of any other business to come before the Meeting.

Action may be taken on any of the foregoing proposals at the Meeting on the date specified above or on any date or dates to which the Meeting may be postponed or adjourned. Stockholders of record as of the close of business on March 19, 2004 are the stockholders entitled to vote at the Meeting and any postponements or adjournments thereof.

You are requested to complete and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed postage-paid return envelope. Alternatively, you may use a toll-free telephone number or the Internet as described on the enclosed Proxy Card. The proxy, in whichever form received, will not be used if you attend and vote at the Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

Howard C. Bluver

Secretary

New York, New York

March 26, 2004

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. IF YOU COMPLETE THE ENCLOSED PROXY CARD, A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY USE THE TELEPHONE OR INTERNET VOTING PROCEDURE DESCRIBED ON THE PROXY CARD.

PROXY STATEMENT

of

GREENPOINT FINANCIAL CORP.

90 Park Avenue

New York, New York 10016

(212) 834-1202

ANNUAL MEETING OF STOCKHOLDERS

April 30, 2004

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of GreenPoint Financial Corp. (the “Corporation”) to be used at the Annual Meeting of Stockholders of the Corporation (the “Meeting”) which will be held at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, on Friday, April 30, 2004 at 11:00 a.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement are being first mailed to stockholders on or about March 26, 2004.

VOTING AND REVOCABILITY OF PROXIES

Proxies solicited by the Board will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted for the nominees for Directors set forth below and for ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent auditor for the year ending December 31, 2004. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a Director where the nominee is unable to serve or for good cause will not serve, and matters incident to the conduct of the Meeting. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxies as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of the Corporation’s common stock, par value $.01 per share (“Common Stock”), entitled to vote is necessary to constitute a quorum at the Meeting. In the event that there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all postponements or adjournments thereof. Proxies may be revoked by written notice to Howard C. Bluver, Secretary of the Corporation, at the address shown above, by filing a later dated proxy (using a proxy card, or the telephone or Internet voting procedure) prior to a vote being taken on a particular proposal at the Meeting, or by attending the Meeting and voting in person.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Stockholders of record as of the close of business on March 19, 2004 are entitled to one vote for each share then held. As of March 19, 2004, the Corporation had 131,720,086 shares of Common Stock issued and outstanding.

As provided in the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed the beneficial owner of shares owned by an affiliate of, and by persons acting in concert with, such person or entity.

The Certificate of Incorporation authorizes the Board to (i) make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit supply information to the Corporation to enable the Board to implement and apply the Limit. The Certificate of Incorporation provides that neither the GreenPoint Employee Stock Ownership Plan (the “ESOP”) nor the trustee of the ESOP (the “ESOP Trustee”) may be deemed, for purposes of applying the Limit, to beneficially own any Common Stock held by the ESOP.

Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based upon such reports, the following table sets forth, as of December 31, 2003, certain information as to the Common Stock beneficially owned by persons owning in excess of 5% of the outstanding Common Stock. Management knows of no person, except as listed below, who owned more than 5% of the outstanding Common Stock as of December 31, 2003.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Outstanding Common Stock
GreenPoint Employee Stock Ownership Plan
90 Park Avenue
New York, New York 10016	21,183,353	(3)	16.06%
Barclays Global Investors, N.A.
45 Fremont Street
San Francisco, California 94105	7,119,543		5.34%

(1)	Adjusted for the dividend of one-half share of Common Stock for each outstanding share of Common Stock made on August 20, 2003 (the “Three-for-Two Stock Split”).
(2)	In accordance with Rule 13d-3 promulgated under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has shared voting or investment power with respect to such shares, or has a right to acquire beneficial ownership at any time within sixty days of the date of determination of beneficial ownership. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(3)	In accordance with the ESOP, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Code”), the ESOP Trustee must vote all allocated shares of Common Stock held in the ESOP in accordance with the instructions of the participating employees. Pursuant to the ESOP, unallocated shares of Common Stock will be voted by the ESOP Trustee in a manner calculated to reflect most accurately the instructions the ESOP Trustee has received from participants regarding the allocated shares of Common Stock. Notwithstanding the foregoing, all unallocated shares of Common Stock must be voted by the ESOP Trustee in accordance with the ESOP Trustee’s responsibilities under provisions of ERISA. As of March 19, 2004, 9,605,676 shares of Common Stock were allocated under the ESOP, excluding shares of Common Stock distributed from the ESOP to former ESOP participants.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board is currently composed of ten members, eight of whom are independent of management within the meaning of the rules of the New York Stock Exchange that will become effective with respect to the Corporation as of the date of the Meeting (the “NYSE Independence Rules”). See the “Independence, Meetings and Committees of the Board” section of this Proxy Statement for additional information with respect to Director independence.

Pursuant to the Certificate of Incorporation, the Board is divided into three classes which must be as nearly equal in number as possible. The term of one class of Directors expires at each Meeting. The Certificate of Incorporation provides that Directors are to be elected for terms of three years and until their successors are elected and qualified.

Three Directors will be elected at the Meeting to serve for a three-year period and until their respective successors have been elected and qualified. The Board has nominated to serve as Directors Bharat B. Bhatt, J. Thomas Presby and Robert F. Vizza, all of whom are currently members of the Board. It is intended that the persons named in the proxies solicited by the Board will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies which have not been revoked will be voted for the election of such substitute as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

A plurality of the votes cast by stockholders present at the Meeting, in person or by proxy, and entitled to vote is required for the election of Directors. Stockholders may not vote their shares of Common Stock cumulatively for the election of Directors. Neither abstentions nor broker non-votes will affect the outcome of the election of Directors.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with Respect to Nominees and Continuing Directors

Nominees for Election as Directors for the Term Expiring in 2007

Bharat B. Bhatt, 60, has been a Director of the Corporation since October 1997. Mr. Bhatt joined the Corporation in June 1995 as Vice Chairman and was appointed as the Corporation’s President and Chief Operating Officer in October 1997. Mr. Bhatt served as the Chief Financial Officer of Shawmut National Corporation from 1992 to 1994, as a Senior Vice President at Mellon Bank from 1989 to 1992 and held various management positions at Chemical Bank from 1971-1989. A graduate of the University of Bombay, Mr. Bhatt is a member of The Institute of Chartered Accountants.

J. Thomas Presby, 64, has been a Director of the Corporation since January 2003. A graduate of Rutgers University, Mr. Presby also obtained a masters degree in Industrial Administration at Carnegie Mellon University. Mr. Presby, a Certified Public Accountant, is retired from a thirty-year career as a partner in Deloitte Touche Tohmatsu. At Deloitte, he held numerous positions in the United States and abroad, including the posts of Deputy Chairman and Chief Operating Officer. He is currently active as a director, mediator, arbitrator and business advisor. Mr. Presby is a Director of Tiffany & Co., World Fuel Services, Turbo Chef Technologies, and the German Marshall Fund of the USA. He is a member of the Audit Committee of each of these organizations. He chairs the audit committees of Tiffany & Co., Turbo Chef Technologies and the German Marshall Fund of the USA.

Robert F. Vizza, 70, has been a Director of the Corporation since its formation in August 1993. He is the retired President and Chief Executive Officer of St. Francis Hospital, Roslyn, New York, and held the position of Dean of the School of Business of Manhattan College, in New York, for 18 years, prior to joining St. Francis

Hospital. He is presently President and Chief Executive Officer of the Dolan Foundations, the De Matteis Family Foundation and the Lustgarten Foundation for Cancer Research. Having earned a doctorate degree from the New York University Graduate School of Business Administration, Dr. Vizza also received an Honorary Doctorate of Laws degree from LaSalle College in Philadelphia, and is a Fellow of the International Academy of Management. He is an Advisory Director of the Phoenix Home Life Mutual Insurance Company and is on the Planning Board of the Village of Old Brookville.

Directors Whose Term Expires in 2005

William M. Jackson, 55, has been a Director of the Corporation since its formation in August 1993. A graduate of Harvard College, Mr. Jackson received a law degree from George Washington University Law School. Mr. Jackson is a partner with Satterlee, Stephens, Burke & Burke, L.L.P., a law firm in New York City.

Thomas S. Johnson, 63, has been Chairman and Chief Executive Officer of the Corporation since joining the Corporation in August 1993. He also was President of the Corporation from August 1993 to October 1997. Mr. Johnson has served as President of both Chemical Bank and Manufacturers Hanover Trust Company. He is a Director of Alleghany Corporation, a company engaged in insurance and industrial products businesses, RR Donnelley & Sons, Inc., a printing company, The Phoenix Companies, an insurance and wealth management company, and a number of not-for-profit organizations, including The Institute of International Education, where he serves as Chairman of the Board, The Asia Society, The Cancer Research Institute of America and WNET Channel 13, New York. He is a member of the Board of Trustees of Trinity College and Chairman of the Board of Directors of the United States Japan Foundation. A graduate of Trinity, he also has a masters degree in business administration from Harvard University.

Roman Martinez, IV, 56, has been a Director of the Corporation since January 2004. Mr. Martinez is a retired Managing Director of Lehman Brothers, an investment banking firm. A graduate of Boston College, Mr. Martinez also obtained an MBA degree from The Wharton School of the University of Pennsylvania. Mr. Martinez is a Trustee of New York-Presbyterian Hospital, where he serves as Chairman of the Information Technology Committee, and is a member of the Budget and Finance, Investment, and Audit committees. He also is a member of the Board of Directors of the International Rescue Committee, where he is Chairman of the Finance and Audit Committee.

Charles B. McQuade, 62, has been a Director of the Corporation since its formation in August 1993. A graduate of Fordham College, Mr. McQuade also obtained a masters degree in business administration at the Bernard M. Baruch Graduate Business School (“Baruch”). Mr. McQuade is the retired Chairman and Chief Executive Officer of the Securities Industry Automation Corporation. Mr. McQuade serves as a Director of the Brooklyn Bureau of Community Service and Chairman of the Board of the Futures in Education Foundation, and serves on the Advisory Boards of the Center for Advanced Technology in Telecommunications (Polytechnic Institute) and The Stanton Heiskell Center for Public Policy in Telecommunications and Information Systems (City University of New York). Mr. McQuade also is a member of the Baruch Business Advisory Council and the Board of Visitors of Fordham College.

Directors Whose Term Expires in 2006

Karen M. Garrison, 55, has been a Director of the Corporation since June 2003. Since 1977, Ms. Garrison has held various management positions at Pitney Bowes and its subsidiaries. Currently, Ms. Garrison is President of Pitney Bowes Business Service and Chief Administration/Real Estate Officer. A graduate of Rollins College, Ms. Garrison also obtained a masters degree from the Florida Institute of Technology (“FIT”). Ms. Garrison serves on the Board of Trustees of FIT and is a member of the Committee of 200.

Alvin N. Puryear, 66, has been a Director of the Corporation since its formation in August 1993. A graduate of Yale University, he received masters and doctorate degrees from Columbia University’s Graduate

School of Business Administration. Dr. Puryear is the Lawrence N. Field Professor of Entrepreneurship and Professor of Management at Bernard M. Baruch College of the City University of New York. He is a Director of the Bank of Tokyo-Mitsubishi Trust Company, American Capital Strategies, Ltd., a buyout and specialty finance company, the Presbyterian Church (U.S.A.) Investment and Loan Corporation, and The Interracial Council for Business Opportunity. Dr. Puryear also is a Trustee of the Community Service Society of New York.

Robert P. Quinn, 68, has been a Director of the Corporation since its formation in August 1993. A graduate of the University of Notre Dame, Mr. Quinn was a General Partner and Managing Director of the investment banking firm of Salomon Brothers Inc. Mr. Quinn is a Trustee of G.E. Funds, a registered investment management company, and St. Francis Hospital, Roslyn, New York.

Securities Owned by Directors and Executive Officers

The following table sets forth, as of March 19, 2004, certain information as to the Common Stock beneficially owned by each Director, by each executive officer named in the Summary Compensation Table and by all Directors and executive officers of the Corporation as a group. No Director or executive officer beneficially owns directly or indirectly more than 1% of the outstanding Common Stock, other than Messrs. Johnson (2.82%) and Bhatt (1.16%). All Directors and executive officers of the Corporation as a group beneficially own 6.33% of the outstanding Common Stock.

Name or Identity of Group	Shares of Common Stock Beneficially Owned as of March 19, 2004 (1)(2)(3)
Bharat B. Bhatt	1,525,974
Karen M. Garrison	656
S.A. Ibrahim	545,533
William M. Jackson	164,304
Thomas S. Johnson	3,711,160
Jeffrey R. Leeds	600,789
Roman Martinez, IV	2,204
Charles B. McQuade	141,777
J. Thomas Presby	11,655
Alvin N. Puryear	105,999
Robert P. Quinn	171,386
Ramesh N. Shah	570,713
Robert F. Vizza	112,024
All Directors and Executive Officers as a Group (18 Persons)	8,332,764

(1)	For the definition of beneficial ownership, see footnote (2) to the table in “Voting Securities and Principal Holders Thereof.”
(2)	Includes certain shares of Common Stock owned by spouses, or as a custodian or trustee or by spouses as a custodian or trustee, over which shares of Common Stock such Director or executive officer effectively exercises sole or shared voting and/or investment power, unless otherwise indicated.
(3)	Includes certain shares of Common Stock allocated to executive officers under the ESOP, over which shares of Common Stock such officers effectively exercise sole or shared voting power.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for Directors and executive officers in order to encourage substantial equity ownership in the Corporation by those individuals who are in the best position to work to maximize stockholder value. Pursuant to these guidelines, each Director is expected to own Common Stock equal in value to 5 times the annual retainer. In addition, the Chairman of the Board and Chief Executive Officer is expected to own Common Stock equal in value to 5 times salary, the President and Chief Operating Officer is expected to own Common Stock equal in value to 3 times salary, and certain other officers are expected to own Common Stock equal in value to a multiple of salary depending on their positions. In all cases, eligible shares for purposes of the guidelines exclude stock options, but include shares obtained through the Corporation’s employee benefit plans.

Independence, Meetings and Committees of the Board

Director Independence

The Board has determined that all of the members of the Board and nominees for Director, other than Messrs. Johnson and Bhatt, have no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation) and that they meet the categorical Director Independence Standards adopted by the Board, a copy of which is attached to this Proxy Statement as Appendix A. The Board also has determined that all of the members of the Board, other than Messrs. Johnson and Bhatt, are “independent” Directors within the meaning of the NYSE Independence Rules.

Board of Directors

The Board conducts business through meetings of the Board and of its committees. During the fiscal year ended December 31, 2003, the Board held ten meetings. No Director attended fewer than 75% in the aggregate of the total number of meetings of the Board or committees on which such Director served during this period.

Several times during the year an executive session of the Board is held with non-management Directors only. Currently, Mr. Quinn is the Director who presides over these executive sessions.

The Corporation encourages all members of the Board to attend the Corporation’s annual stockholders meeting. All but one of the members of the Board then in office attended the Corporation’s 2003 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee of the Board (the “Audit Committee”) assists the Board in its oversight of the Corporation’s financial reporting process, including meeting with both independent and internal auditors of the Corporation to review the plans and reports of such auditors and to appoint the independent auditor. The Audit Committee currently consists of Dr. Puryear, as Chair, Messrs. McQuade and Presby, and Dr. Vizza. The Board has determined that all of the members of the Audit Committee are “independent” as required by, and meet the experience requirements of, the NYSE Independence Rules and other applicable listing standards of the New York Stock Exchange, and meet the independence requirements of Section 10A(m)(3) of the Exchange Act and Rule 10A-3 under the Exchange Act. Mr. Presby has been designated by the Board as the Corporation’s “audit committee financial expert” within the meaning of Item 401(h)(2) of Regulation S-K and the Board has determined that Mr. Presby is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Board also has determined that Mr. Presby’s simultaneous service on the audit committees of three other public companies does not impair his ability to serve effectively on the Corporation’s Audit Committee. During the fiscal year ended December 31, 2003, the Audit Committee held nine meetings.

Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee”) reviews the performance and compensation of the officers of the Corporation, as well as the human resources policies and benefits programs of the Corporation. The Compensation Committee also oversees matters related to the compensation and benefits of Directors and makes recommendations to the Board with respect thereto. The Compensation Committee currently consists of Mr. McQuade, as Chair, Messrs. Jackson and Quinn, and Ms. Garrison. The Board has determined that all of the members of the Compensation Committee are “independent” within the meaning of the NYSE Independence Rules. During the fiscal year ended December 31, 2003, the Compensation Committee held five meetings.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) assists the Board in promoting the best interests of the Corporation and its shareholders through the implementation of sound corporate governance principles and practices, including assisting the Board by identifying individuals qualified to become Board members, recommending to the Board nominees for election to the Board and periodically reviewing the qualifications and independence of Board members. The Nominating and Governance Committee operates under a written charter adopted by the Board which is available through the Corporation’s website at http://www.greenpoint.com. The Nominating and Governance Committee currently consists of Mr. Jackson, as Chair, Mr. Quinn, Ms. Garrison and Dr. Puryear. The Board has determined that all of the members of the Nominating and Governance Committee are “independent” within the meaning of the NYSE Independence Rules. During the fiscal year ended December 31, 2003, the Nominating and Governance Committee held nine meetings.

Nomination to the Board

In connection with each annual stockholders meeting and at such other times as it may become necessary to fill one or more seats on the Board or the Nominating and Governance Committee deems appropriate, the Nominating and Governance Committee will consider candidates for director that have been recommended by the Board, members of executive management or stockholders. The Nominating and Governance Committee also may engage a third party search firm as and when it deems appropriate to identify potential candidates for its consideration. The Nominating and Governance Committee will meet such number of times as it deems necessary to narrow the list of potential candidates, review any materials provided in connection with the candidates and cause appropriate inquiries to be conducted into the backgrounds and qualifications of potential candidates in order to enable it to properly evaluate the candidates. Interviews of potential candidates are conducted by members of the Nominating and Governance Committee. Candidates recommended by the Nominating and Governance Committee are presented to the Board for selection as nominees to be presented for stockholder approval or for election to the Board.

When considering a potential candidate for membership on the Board, the Nominating and Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board, and seeks to ensure that at least a majority of the Directors are independent within the meaning of the NYSE Independence Rules. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, commitment to serving on the Board for an extended period of time and willingness to devote adequate time to Board duties, career specialization, commitment to representing the long-term interests of the Corporation’s stockholders, relevant technical skills, diversity, the extent to which a candidate would fill a present need on the Board and all other factors the Nominating and Governance Committee considers appropriate.

The Nominating and Governance Committee will consider nominees for election to the Board recommended by stockholders of the Corporation upon timely notice to the Secretary of the Corporation and in accordance with the Corporation’s Bylaws. To be timely, the notice must be received within the time permitted for submission of a stockholder proposal as described under the “Stockholder Proposals” section of this Proxy Statement. Such notice must include (i) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act, including such nominee’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a Director if elected and (ii) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of Common Stock beneficially owned by such stockholder(s).

Stockholder Communication With the Board

Stockholders of the Corporation may communicate with the non-management Directors as a group, the full Board, a specific member of the Board or a particular committee of the Board by mail in a sealed envelope addressed to the Director or group of Directors with whom the stockholder wishes to communicate, c/o Howard C. Bluver, Executive Vice President, General Counsel and Secretary, GreenPoint Financial Corp., 90 Park Avenue, New York, New York 10016. Mr. Bluver promptly will deliver the communication to the addressee.

Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the qualifications and independence of the Corporation’s independent auditor and the performance of the Corporation’s internal audit function and independent auditors, as well as to undertake those responsibilities required by applicable law, including the requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (“Rule 10A-3”). All of the members of the Committee are “independent” as required by, and meet the experience requirements of, the applicable listing standards of the New York Stock Exchange and Rule 10A-3. The Audit Committee Charter, which was adopted and approved by the Board, a copy of which is attached to this Proxy Statement as Appendix B, specifies the scope of the Committee’s responsibilities and the manner in which it carries out those responsibilities. While the Audit Committee has the responsibilities set forth in the Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements and related controls, procedures, compliance and other matters with management and the independent auditor. These discussions included those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee also has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditor the auditor’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Exchange Act, shall not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Corporation specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

THE AUDIT COMMITTEE

Alvin N. Puryear, Chair

Charles B. McQuade

J. Thomas Presby

Robert F. Vizza

Directors’ Compensation

Directors’ Fee Arrangements

Employees of the Corporation or any subsidiary of the Corporation who are Directors receive no compensation for their service on the Board or the Board of Directors of GreenPoint Bank (the “Bank Board”). Directors who are not officers or employees of the Corporation or any subsidiary of the Corporation (“Non-Employee Directors”) receive an annual retainer of $30,000. Non-Employee Directors who have met the Corporation’s stock ownership guidelines have the choice of being paid the retainer in shares of Common Stock or in cash. Otherwise, the annual retainer is payable in shares of Common Stock. In addition, Non-Employee Directors receive fees of $1,200 per Board meeting and $1,200 per committee meeting, with the Chairperson of each committee receiving an additional fee of $600 per committee meeting. Each member of the Audit Committee receives an additional fee of $300 per Audit Committee meeting, with the Chairperson of the Audit Committee receiving an additional fee of $200 per Audit Committee meeting. The Board and the Bank Board are identically constituted, and Non-Employee Director fees cover service on both the Board and the Bank Board. Non-Employee Directors who were appointed to the Board before January 1, 2000 are offered the option of participating in the medical insurance plan of GreenPoint Bank (the “Bank”) which is available to the Bank’s eligible employees. The Bank also has implemented a retirement plan for Non-Employee Directors who were appointed to the Board before January 1, 2000. The maximum annuity benefit under this retirement plan is equal to the annual retainer fee paid to Non-Employee Directors. Only participating Non-Employee Directors who have accumulated ten or more years of service as a Director of the Bank and who retire from the Bank Board at age sixty-five or older or whose service as a Non-Employee Director is terminated because of disability, are eligible to receive the maximum annuity benefit.

Non-Employee Directors Stock Option Plans

Under the GreenPoint Financial Corp. Non-Employee Directors Stock Option Plan (the “Directors Stock Option Plan”) and the GreenPoint Financial Corp. Non-Employee Directors 2001 Stock Option Plan (the “2001 Plan”), Non-Employee Directors are eligible to receive stock options. The 2001 Plan replaced the Directors Stock Option Plan for stock option grants made in 2001 and subsequent years, as all of the 2,157,000 shares available for grant under the Directors Stock Option Plan have been granted. The total number of shares of Common Stock for which options may be granted under the 2001 Plan may not exceed 412,500 shares while the Plan is in effect, subject to certain adjustments. An adjustment was made for the Three-for-Two Stock Split.

The Directors Stock Option Plan and the 2001 Plan are administered by the Compensation Committee. However, certain grants of stock options to participants, and the amount, nature and timing of such grants, are automatically determined and are not subject to the determination of the Compensation Committee.

Prior to December 10, 2002, under the 2001 Plan (and prior to 2001 under the Directors Stock Option Plan), Non-Employee Directors received a non-qualified stock option to purchase 15,000 shares of Common Stock at a price equal to the fair market value at the time of the grant upon becoming a Director. After December 9, 2002, under the 2001 Plan, Non-Employee Directors receive a non-qualified stock option to purchase a number of shares of common stock as determined by the Compensation Committee at a price equal to the fair market value at the time of the grant upon becoming a Director. In addition, on the day following the Corporation’s Annual Meeting each year, each Non-Employee Director receives a non-qualified stock option to purchase 6,000 shares of Common Stock at a price equal to the fair market value at the time of the grant, provided such individual continues to be a Non-Employee Director.

The term of each stock option is ten years from the date of grant. The Directors Stock Option Plan will terminate on December 31, 2004 and the 2001 Plan will terminate on May 8, 2011. Stock options outstanding when the plan under which the stock option was granted terminates are not affected or impaired by the termination.

Compensation Committee Report on Executive Compensation

The Compensation Committee (the “Committee”) has responsibility for review and oversight of the Corporation’s compensation programs, and for administering executive salary and incentive compensation plans. All of the members of the Committee are “independent” as required by the applicable listing standards of the New York Stock Exchange. The following report discusses executive compensation objectives and policies and their relationship to corporate performance. Also, the report specifically discusses the Committee’s bases for compensation of the Chief Executive Officer for 2003.

Executive Compensation Objectives and Policies

The Corporation’s executive compensation program is designed to be closely linked to corporate performance. The Corporation has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Corporation’s success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals contained in the Corporation’s business strategy, to link executive and stockholder interests through equity-based plans, and to provide a compensation package that recognizes and rewards individual contributions, as well as overall business results. The Committee is of the view that compensation should be designed to stimulate performance improvement and profitable growth and should reward exceptional performance with remuneration that is commensurate with such performance. To this end, during 2003 total compensation for executive officers was targeted to be approximately at the 70th percentile of the Corporation’s peer group, as defined below, with the majority of compensation being at risk to performance.

Each year the Committee conducts a comprehensive assessment of the effectiveness of the Corporation’s compensation program. It includes a comparative analysis, produced by independent compensation and benefits consultants, of the Corporation’s executive compensation, corporate performance and total return to stockholders compared to a peer group representing the Corporation’s most direct competitors for executive talent. The strongest competitors for executive talent for most positions are believed to be the largest thrift institutions, specialty finance companies and mortgage banks throughout the country, as well as medium size commercial banks.

The Committee determines the compensation of all of the executive officers of the Corporation, including the named executive officers whose compensation is detailed in this Proxy Statement. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement (other than Mr. Johnson), the Committee gives weight to the recommendations of Mr. Johnson.

The key elements of the Corporation’s executive compensation program consist of base salary, annual performance-based cash incentives, and stock-based incentives such as stock options and restricted stock. In addition, while these elements of compensation are considered separately, the Committee’s policies take into account the total compensation package of each executive officer, including pension benefits, supplemental retirement benefits, insurance and other benefits.

Compensation of Chief Executive Officer

The Corporation’s employment arrangement with Mr. Johnson provides him with a competitive package targeted at approximately the 70th percentile of the Corporation’s peer group. This package is described in detail in the “Executive Compensation” section of this Proxy Statement. The Committee designed this package for 2003 after consulting with and receiving the advice of its independent compensation and benefits consultants. Consistent with the Corporation’s overall compensation policy, the Corporation’s employment arrangement with Mr. Johnson is largely performance-based. Specifically, the arrangement is based on performance-based plans that link compensation to several measures of financial performance selected by the Committee. Consequently, a substantial percentage of Mr. Johnson’s compensation is at risk and is directly linked to performance measures, which may include return on equity, return on assets, net income and earnings per share. The arrangement also provides that Mr. Johnson is to receive stock incentives intended to tie Mr. Johnson’s compensation directly to future stockholder value. See the “Summary Compensation Table” and footnotes (2) and (3) to the “Fiscal 2003 Stock Option Grants” table of this Proxy Statement for a description of the amount and terms of stock options provided to Mr. Johnson for 2003.

In evaluating Mr. Johnson’s performance for 2003, the Committee is of the opinion that Mr. Johnson’s work throughout 2003, was critical to the achievement of a very successful year for the Corporation, which included record earnings per share, record mortgage originations and record growth in core deposits. Specifically, in 2003, the Corporation earned $3.78 per diluted share from continuing operations, up from $3.69 per diluted share in 2002. Moreover, notwithstanding rising interest rates in the second half of the year and an industry-wide period of sharply declining mortgage origination volume, during 2003 the Corporation’s mortgage banking business achieved record mortgage originations of $39 billion, an increase of 17% over 2002. In addition, during 2003 the Corporation’s retail banking initiatives led to 25% growth in core deposits, $8 billion at year-end as compared to $6.4 billion at the end of 2002, and 23% growth in fee income. The Committee believes that, in particular, this was a direct result of the tremendous success of the Corporation’s de novo branch expansion program, small-business banking initiative and new product introductions. Accordingly, for 2003, Mr. Johnson received $986,538 in base salary and an annual performance award of $2,130,000. In addition, pursuant to the Corporation’s Comparative Award for Performance Program (“CAPP”) under its 1999 Stock Incentive Plan, Mr. Johnson was awarded $1,758,000 of which $879,000 vested as of December 31, 2003 and $439,500 will vest on each of December 31, 2004 and 2005, respectively. In determining the amount of Mr. Johnson’s annual performance award and CAPP award, the Committee evaluated the Corporation’s achievement during 2003 of specific performance criteria previously established by the Committee.

Deductibility of Executive Officer Compensation

The Committee’s policy with respect to the tax deductibility of executive compensation above $1 million is to structure benefit plans in a manner that permits the deductibility of such compensation under Section 162(m) of the Code when the Corporation can do so without materially compromising the objectives of its overall compensation program.

THE COMPENSATION COMMITTEE

Charles B. McQuade, Chair

Karen M. Garrison

William M. Jackson

Robert P. Quinn

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation paid by the Corporation during each of the years ended December 31, 2003, 2002 and 2001, respectively, to the Corporation’s Chief Executive Officer and its four next highest paid executive officers.

					Long-Term Compensation			All Other Compensation ($)(8)
	Annual Compensation (1)				Awards		Payouts
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock ($)(4)(5)	Securities Underlying Options/SARs (#)(6)	LTIP Payouts ($)(7)
Thomas S. Johnson Chairman and Chief Executive Officer	2003 2002 2001	986,538 925,962 810,577	3,960,500 3,795,500 2,434,600	244,181 281,327 79,004	— — —	360,000 360,000 375,000	— — —	59,400 55,657 40,152

Bharat B. Bhatt President and Chief Operating Officer	2003 2002 2001	706,154 656,923 548,462	2,612,000 2,512,000 1,382,800	120,385 72,601 18,411	— — —	271,500 271,500 300,000	— — —	59,400 53,035 37,530

S.A. Ibrahim Chief Executive Officer and President, GreenPoint Mortgage Funding, Inc.(9)	2003 2002 2001	389,423 371,539 353,731	1,145,250 1,103,500 843,000	— — —	— 650,250 —	120,000 120,000 135,000	— — —	54,498 50,755 35,250

Jeffrey R. Leeds Executive Vice President and Chief Financial Officer	2003 2002 2001	389,423 362,500 306,154	761,500 711,500 451,000	— — —	— — —	105,000 105,000 112,500	— — —	55,488 51,616 35,529

Ramesh N. Shah Executive Vice President, Retail Banking	2003 2002 2001	389,423 371,539 353,731	1,095,250 1,043,500 518,000	— 1,498 —	— — —	105,000 105,000 127,500	— — —	56,778 50,755 35,250

(1)	Annual compensation includes deferred compensation. Bonus amounts include all bonus payments earned for the years ended December 31, 2003, 2002 and 2001, including amounts paid in 2004, 2003 and 2002, respectively.
(2)	During 2003, 2002 and 2001, each named executive officer participated in the Corporation’s Comparative Award for Performance Program (“CAPP”) under its 1999 Stock Incentive Plan. The CAPP award for each year is determined based on the Corporation’s achievement in that year of specific performance criteria. In each performance year, the named executive officers vest in one half of the CAPP award determined for that performance year, with the remaining one half scheduled to vest in equal parts on December 31st of each of the succeeding two years, subject to acceleration upon the occurrence of certain specified events. Included in the 2003 bonus amount is one half of the CAPP award determined for 2003 and one quarter of the CAPP award determined for each of 2002 and 2001, which for Mr. Johnson is $879,000, $659,000 and $292,500, respectively, for Mr. Bhatt is $544,000, $408,000 and $200,000, respectively, for Mr. Ibrahim is $206,500, $154,750 and $134,000, respectively, for Mr. Leeds is $140,500, $105,500 and $75,500, respectively, and for Mr. Shah is $206,500, $154,750 and $134,000, respectively. Included in the 2002 bonus amount is one half of the CAPP award determined for 2002 and one quarter of the CAPP award determined for 2001, which for Mr. Johnson is $1,318,000 and $292,500, respectively, for Mr. Bhatt is $816,000 and $200,000, respectively, for Mr. Ibrahim is $309,500 and $134,000, respectively, for Mr. Leeds is $211,000 and $75,500, respectively, and for Mr. Shah is $309,500 and $134,000, respectively. Included in the 2001 bonus amount is one half of the CAPP award determined for 2001, which for Mr. Johnson is $585,000, for Mr. Bhatt is $400,000, for Mr. Ibrahim is $268,000, for Mr. Leeds is $151,000 and for Mr. Shah is $268,000.
(3)	For each of the years ended December 31, 2003, 2002 and 2001, respectively, there were not (i) perquisites over the lesser of $50,000 or 10% of the individual’s total salary and bonus for the year for anyone other than Messrs. Johnson and Bhatt; (ii) payments of above-market preferential earnings on deferred compensation; (iii) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (iv) tax payment reimbursements for anyone other than Messrs. Johnson, Bhatt and Shah; or (v) preferential discounts on stock. Mr. Johnson’s perquisites included a $50,000 housing allowance in each of 2003, 2002 and 2001, and $108,116 and $105,300 related to use of the Corporation’s aircraft during 2003 and 2002, respectively. Mr. Bhatt’s perquisites included $35,355 related to use of the Corporation’s aircraft during 2003 and $22,334 for use of an automobile owned by the Corporation during 2003. Mr. Johnson received a tax payment reimbursement in the amount of $71,030 and $96,647 for 2003 and 2002, respectively. Mr. Bhatt received a tax payment reimbursement in the amount of $51,196, $72,601 and $18,411 for 2003, 2002 and 2001, respectively. Mr. Shah received a tax payment reimbursement in the amount of $1,498 for 2002.
(4)	On January 23, 2002, Mr. Ibrahim was granted 22,500 shares of restricted Common Stock (“Restricted Stock”). The Restricted Stock vests three years from the date of grant. The rate at which the Restricted Stock vests is subject to acceleration upon the occurrence of certain specified events. At December 31, 2003, Mr. Ibrahim held 22,500 shares of Restricted Stock having a value of $794,700. This grant of Restricted Stock has been adjusted for the Three-for-Two Stock Split.
(5)	Whenever Restricted Stock is granted to a named executive officer, the executive officer is entitled to receive and is paid on a current basis, with respect to each share of Restricted Stock granted, an amount attributable to any cash dividends and a number of shares of Common Stock equal to any stock dividends declared and paid with respect to a share of Common Stock.

(6)	Adjusted for the Three-for-Two Stock Split.
(7)	There were no LTIP payouts made for the years ended December 31, 2003, 2002 and 2001.
(8)	Includes (i) $44,856, $41,113 and $27,528, which is the value of shares of Common Stock allocated under the ESOP based on 2003, 2002 and 2001 compensation, respectively, for each of Messrs. Johnson, Bhatt, Ibrahim, Leeds and Shah; (ii) the Corporation’s contributions to the GreenPoint 401(k) Savings Plan of $6,000, $6,000 and $5,100 for each of Messrs. Johnson, Bhatt, Ibrahim, Leeds and Shah for 2003, 2002 and 2001, respectively; and (iii) the value of the life insurance premiums paid by the Corporation of $8,544, $8,544 and $7,524 for Mr. Johnson for 2003, 2002 and 2001, respectively, $8,544, $5,922 and $4,902 for Mr. Bhatt for 2003, 2002 and 2001, respectively, $3,642, $3,642 and $2,622 for Mr. Ibrahim for 2003, 2002 and 2001, respectively, $4,632, $4,503 and $2,901 for Mr. Leeds for 2003, 2002 and 2001, respectively, and $5,922, $3,642 and $2,622 for Mr. Shah for 2003, 2002 and 2001, respectively.
(9)	GreenPoint Mortgage Funding, Inc. is a wholly-owned subsidiary of the Corporation, the principal business activity of which is the origination and servicing of mortgage loans.

Fiscal 2003 Stock Option Grants

The following table contains information concerning the grant of options to purchase Common Stock to the named executive officers during the year ended December 31, 2003. The table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms, assuming compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Common Stock. The Corporation has not granted any freestanding stock appreciation rights (“SARs”) to the named executive officers.

	Individual Grants (1)(2)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
	Number of Shares Underlying Option Grants	% of Total Options Granted to Employees in 2003	Exercise Price(3)	Expiration Date
Name					5%	10%
Thomas S. Johnson	360,000	17.76%	$30.52	01/21/13	$6,909,791	$17,510,767
Bharat B. Bhatt	271,500	13.39%	$30.52	01/21/13	$5,211,134	$13,206,037
S.A. Ibrahim	120,000	5.92%	$30.52	01/21/13	$2,303,264	$5,836,922
Jeffrey R. Leeds	105,000	5.18%	$30.52	01/21/13	$2,015,356	$5,107,307
Ramesh N. Shah	105,000	5.18%	$30.52	01/21/13	$2,015,356	$5,107,307

(1)	Adjusted for the Three-for-Two Stock Split.
(2)	The options shown were granted to Messrs. Johnson, Bhatt, Ibrahim, Leeds and Shah on January 21, 2003 and are exercisable at a rate of 33-1/3% per year beginning one year from the date of grant.
(3)	The exercise price per share for each option is equal to the fair market value of the Common Stock on the date of grant.
(4)	The potential realizable value is calculated in accordance with the disclosure rules promulgated by the Securities and Exchange Commission (the “Commission”). The hypothetical gains shown are based on compound annual rates of stock price appreciation of 5% and 10% from the date of grant to the expiration date. The assumed rates of growth are prescribed by the Commission and are for illustrative purposes only. They are not intended to predict future Common Stock prices. Actual realized value, if any, will depend on the market value of the Common Stock at the time of exercise, and no gain to the optionee is possible without an increase in the Common Stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information on the aggregate number of unexercised options to purchase Common Stock granted in all years to the named executive officers and held by them as of December 31, 2003 and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of Common Stock) as of December 31, 2003. Mr. Johnson did not exercise options during the fiscal year ended December 31, 2003. The Corporation has not granted any free-standing SARs to the named executive officers.

Name	Number of Shares Acquired on Exercise(1)	Value Realized(2)	Number of Securities Underlying Unexercised Options at 12/31/03(1)		Value of Unexercised In-the-Money Options at 12/31/03(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas S. Johnson	0	$0	2,752,644	725,002	$50,226,545	$4,673,822
Bharat B. Bhatt	341,662	$4,404,411	1,096,333	552,503	$16,924,490	$3,589,249
S.A. Ibrahim	138,600	$2,077,144	331,748	245,001	$4,418,141	$1,595,406
Jeffrey R. Leeds	39,988	$871,776	418,473	212,501	$6,140,734	$1,374,906
Ramesh N. Shah	200,001	$3,449,418	377,996	217,503	$5,596,118	$1,431,129

(1)	Adjusted for the Three-for-Two Stock Split.
(2)	The value realized as shown represents the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the option.
(3)	The value of unexercised in-the-money options as shown represents the difference between the fair market value of the Common Stock on December 31, 2003 and the exercise price of the options.

Stock Performance Graph

The following graph shows a comparison of cumulative total stockholder return on the Common Stock from December 31, 1998 to December 31, 2003, with the cumulative total returns of both a broad-market index and a peer group index. The broad-market index chosen was the S&P 500 Total Return Index produced by SNL Securities (“SNL”), and the peer group index chosen was all publicly-traded thrift institutions with total assets in excess of $5 billion also produced by SNL. The Common Stock began trading on January 28, 1994. The graph depicts a limited period of time. As a result, the graph may not be indicative of possible future performance of the Common Stock.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
GreenPoint Financial Corp.	100.00	69.70	125.69	112.72	145.64	175.74
S&P 500	100.00	121.11	110.34	97.32	75.75	97.40
SNL $5B+ Thrift Index	100.00	76.80	137.14	135.77	158.12	221.13

Employment Agreements

The Corporation has an employment agreement with Mr. Johnson as Chairman and Chief Executive Officer of the Corporation (the “Employment Agreement”). The Employment Agreement provides for a base salary of not less than $500,000 per year and an annual performance award of between 0% and 230% of base salary with a target award of 115%, with a greater or lesser award percentage being paid based on performance.

Under the Employment Agreement, the Corporation will provide Mr. Johnson with a supplemental retirement benefit, after offset of all other retirement benefits received by him and social security, of 60% of his final average pay, which is defined as the average of his highest three years of base salary and annual performance awards. The Employment Agreement provides Mr. Johnson with termination benefits under defined circumstances of $2 million, plus any accrued but unpaid base salary and a pro rata annual performance award. The Employment Agreement also provides Mr. Johnson with certain disability and death benefits, and certain post-employment insurance benefits.

Mr. Johnson is entitled to a change in control payment if, subsequent to a change in control (as defined in the Employment Agreement), his employment is terminated by the Corporation without cause, or if he terminates his employment for good reason. Any termination by Mr. Johnson during the thirty-day period immediately following the first anniversary of a change in control constitutes termination for good reason. The change in control payment consists of all accrued but unpaid base salary and a pro rata portion of Mr. Johnson’s annual performance award for the year in which the termination occurs, plus an amount equal to three times the sum of Mr. Johnson’s base salary and annual performance award, plus an additional amount determined pursuant to any retirement or supplemental retirement plan in which Mr. Johnson participates.

The Employment Agreement also provides that if Mr. Johnson’s employment is terminated for cause, he will not compete with the Corporation or the Bank for a period of one year thereafter. The Employment Agreement has a three-year term that is extended on a rolling basis.

The Corporation also has an employment agreement with Mr. Bhatt as President and Chief Operating Officer (the “Agreement”). The Agreement provides for an annual base salary of not less than $325,000 and an annual performance award of between 0% and 220% of base salary with a target award of 110%, with a greater or lesser award percentage being paid based on performance. The Agreement has a three-year term that is extended on a rolling basis. Under the Agreement, the Corporation will provide Mr. Bhatt with a supplemental retirement benefit, after offset of all other retirement benefits received by him and social security, of 60% of his final average pay, which is defined as the average of his highest three years of base salary and annual performance awards.

The Agreement provides Mr. Bhatt with termination benefits under defined circumstances. In addition, a termination payment is payable upon a termination by Mr. Bhatt of his employment for any reason during the thirty-day period immediately following a change of control (as defined in the Agreement). The termination payment under these circumstances consists of all accrued but unpaid base salary and a pro rata portion of Mr. Bhatt’s annual performance award for the year in which the termination occurs, plus an amount equal to three times the sum of Mr. Bhatt’s base salary and annual performance award, plus an additional amount determined pursuant to any retirement or supplemental retirement plan in which Mr. Bhatt participates. The Agreement also provides Mr. Bhatt with certain disability and death benefits, and certain post-employment insurance benefits.

The Corporation also has entered into Change in Control Agreements with each of Messrs. Ibrahim, Leeds and Shah (the “Change in Control Agreements”). Each of the Change in Control Agreements has a three-year term. The term of each of the Change in Control Agreements is extended on an annual basis. The Change in Control Agreements provide each officer with a termination payment upon the occurrence of a change in control (as defined in the Change in Control Agreements) followed at any time during the term of the Change in Control Agreements by the involuntary termination or certain voluntary terminations of the officer’s employment, other than for cause. The termination payment consists of all accrued but unused base salary for the year in which the termination occurs, plus an amount equal to three times the sum of the officer’s then base salary and annual performance award, plus the amount of any contributions made to any employee retirement plan by the Corporation on behalf of the officer for three years after his termination of employment. In addition, under each of the Change in Control Agreements, each of the officers will be permitted to continue coverage under certain of the plans maintained by the Corporation.

Under the Employment Agreement, the Agreement and the Change in Control Agreements, payments in the event of a change in control, including other payments that might be made as a result of the change in control, may constitute an excess parachute payment under Section 280G of the Code, resulting in the imposition of an excise tax (under Section 4999 of the Code) on the recipient and denial of the deduction for such excess amounts to the Corporation. The Employment Agreement and the Agreement contain tax payment reimbursement provisions with respect to any excise tax the executive may incur as a result of an excess parachute payment.

In the event of Mr. Leeds’ involuntary termination of employment for any reason other than for cause or a change in control, Mr. Leeds will receive a payment equal to his then annual base salary.

Each of Messrs. Ibrahim, Leeds and Shah is eligible to receive a supplemental retirement benefit, after offset of all other retirement benefits received by each executive and social security, of 25% of each executive’s final average pay, which is defined as the average of each executive’s highest three years of base salary and annual performance awards.

1999 Stock Incentive Plan

The purpose of the 1999 Stock Incentive Plan is to give the Corporation a competitive advantage in attracting, retaining and motivating officers, employees and/or consultants and to continue to provide the Corporation with the ability to provide incentives more directly linked to the profitability of the Corporation’s businesses and increases in stockholder value. It provides that the total number of shares of Common Stock available for grant is 7,050,000 shares. The 1999 Stock Incentive Plan is administered by the Compensation Committee. Among other things, the Committee has the authority to select officers, employees, and/or consultants to whom awards may be granted, to determine the type of award as well as the number of shares of Common Stock to be covered by each award, and to determine the terms and conditions of any such awards.

Awards under the 1999 Stock Incentive Plan may be granted in any one or a combination of stock options, stock appreciation rights, restricted stock, performance units and other Common Stock-based awards. No single participant may be granted stock options and SARs pursuant to the 1999 Stock Incentive Plan covering in excess of 800,000 shares of Common Stock in any calendar year. Stock options granted under the plan must have an exercise price of not less than fair market value on the date of grant. Adjustments in the number and type of shares and other equitable adjustments may be made by the Board or the Compensation Committee in the event of a merger, reorganization, consolidation, recapitalization, spin-off, stock dividend or any other similar event. An adjustment was made for the Three-for-Two Stock Split. Awards may be granted for such terms as the Compensation Committee may determine, except that the term of a stock option may not exceed ten years from its date of grant. Awards outstanding on the termination date of the 1999 Stock Incentive Plan shall not be affected or impaired by such termination.

1994 Stock Incentive Plan

The 1994 Stock Incentive Plan is intended to help the Corporation attract, retain and provide appropriate incentives for management personnel. Awards under the 1994 Stock Incentive Plan may be granted in any one or a combination of stock options, limited rights and restricted stock. The Compensation Committee administers the plan and authorizes the employees to whom awards are granted, the number of awards granted and the specific terms and conditions of each grant, subject to the provisions of the plan. Awards under the plan must have an exercise price of not less than fair market value at the date of grant.

Adjustments in the number and type of shares and other equitable adjustments may be made by the Board or the Compensation Committee in the event of a merger, reorganization, consolidation, recapitalization, spin-off, stock dividend, stock split or any other similar event. An adjustment was made for the Three-for-Two Stock Split. In each calendar year, no individual may be granted stock options on more than 800,000 shares of Common Stock. Substantially all of the 16.2 million shares available for grant under the plan have been granted. The 1994 Stock Incentive terminated on January 28, 2004. Awards granted and outstanding when the plan terminated are not affected or impaired by the termination.

1999 Annual Incentive Plan

Under the GreenPoint Financial Corp. 1999 Annual Incentive Plan (the “1999 Annual Incentive Plan”), certain executive officers of the Corporation are eligible to receive annual incentive compensation based on performance. The plan is intended to provide the Corporation’s most senior executive officers with financial incentives to meet and exceed predetermined goals for specified performance criteria selected by the Compensation Committee each year from one or more of the following criteria: (i) return on equity, (ii) return on assets, (iii) earnings per share, (iv) net income and (v) achievement of predetermined strategic milestones. Target levels may be specified relative to budgeted or other internal goals, or relative to the performance of one or more peer groups. In addition, performance goals may be stated as alternatives, or as combinations. The maximum amount payable annually to each of the eligible officers is $3 million. During 2003, 2002 and 2001, Messrs. Johnson, Bhatt, Ibrahim, Leeds and Shah participated in this plan.

Other Benefit Plans

Pension Plan.    As of May 6, 1996, the benefit formula under the Corporation’s defined benefit plan (the “Pension Plan”) was changed to a cash balance formula. An account balance was established for each participant equal to the then present value of the participant’s benefit earned to date. For service periods after May 5, 1996, this account balance is to be increased by interest at a specified rate and a contribution credit equal to a percentage of the participant’s eligible base salary. Generally, the interest credit percentage will be established each October 1st and will represent the average of the one-year U.S. Treasury bill rate during the immediately preceding August, May, February and November, plus 1%. The contribution credit percentage ranges from 3% to 6% depending on the participant’s years of service with the Corporation. Employees who were participants on May 6, 1996 who had at least ten years of service with the Corporation and who were at least age 50 or whose age plus years of service totaled at least 75 will receive the greater of their account balance or the benefit derived from the “grandfathered” formula. The grandfathered formula is equal to 2% of the participant’s average annual compensation during the 60 consecutive calendar months within the participant’s 120 consecutive calendar months of participation affording the highest such average, multiplied by the participant’s years of credited service, limited to 60% of the final three years of average annual compensation.

Employees are enrolled in the Pension Plan following the completion of one year of service. Generally, the normal retirement age is age 65, although earlier options are available. The Pension Plan has a five-year vesting provision, and participants who are vested may receive their account balance or annuity equivalent if they leave the employ of the Corporation before retirement. Annual pension benefits attributable to amounts in excess of the limits imposed under the Code are provided under the Corporation’s Supplemental Executive Retirement Plan and not under the Pension Plan. In addition, other supplemental retirement benefits payable to certain officers of the Corporation are not provided under the Pension Plan. As of December 31, 2003, the estimated annual Pension Plan benefit payable upon normal retirement age (assuming the individual continues to work to age 65 at the current rate of compensation and a 6% interest credit percentage) for Mr. Johnson, Mr. Bhatt, Mr. Ibrahim, Mr. Leeds and Mr. Shah was $12,000, $11,300, $25,200, $16,900 and $17,800, respectively.

Transactions with Certain Related Persons

The Corporation’s policies prohibit the Corporation from directly or indirectly, including through any subsidiary, extending or maintaining credit, arranging for the extension of credit, or renewing an extension of credit, in the form of a personal loan to or for any Director or executive officer, except certain limited categories of legally permissible loans made in the ordinary course of the Corporation’s business on the same terms as generally made to the public. As of March 19, 2004, no such loans had been made. In addition, the Corporation’s policies require that all other transactions between the Corporation and its executive officers, Directors, holders of 10% or more of its Common Stock and affiliates thereof, contain terms no less favorable to the Corporation than could have been obtained by it in arms-length negotiations with unaffiliated persons.

Beneficial Ownership Reports

Pursuant to regulations promulgated under the Exchange Act, the Corporation’s executive officers and Directors and persons who own more than 10% of the Common Stock are required to file reports detailing their ownership and changes of ownership in the Common Stock and to furnish the Corporation with copies of all such ownership reports that are filed. Based solely on the Corporation’s review of the copies of such ownership reports which it has received in the past fiscal year or the current fiscal year, or written representations from such persons that no annual report of change in beneficial ownership was required, the Corporation believes that all persons subject to such reporting requirements have complied with such reporting requirements.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF AUDITOR

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Corporation’s independent auditor for the year ending December 31, 2004 and is submitting the appointment of PricewaterhouseCoopers for stockholder ratification at the Meeting. PricewaterhouseCoopers served as the independent auditor of the Corporation for the years ended December 31, 2003 and December 31, 2002.

The following table contains information concerning aggregate fees billed to the Corporation by PricewaterhouseCoopers for professional services rendered for the years ended December 31, 2003 and December 31, 2002.

	2003	2002
Audit Fees	$1,855,000	$1,452,615
Audit-Related Fees (1)	$99,750	$259,700
Tax Fees (2)	$140,000	$130,930
All Other Fees (3)	$91,000	$108,250

(1)	Audit-Related Fees consist of fees for auditing the Corporation’s benefit plans in 2003 and 2002, evaluating the accounting and disclosure treatment of various transactions in 2003, and reviewing various of the Corporation’s processes and controls in 2002.
(2)	Tax Fees consist of fees for tax compliance, tax advice and tax planning services.
(3)	All Other Fees consist of fees for benefits advisory services.

In accordance with policies and procedures established by the Audit Committee, the Audit Committee pre- approves the audit and permissible non-audit services performed by the Company’s independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval from the Audit Committee, it will require specific pre-approval. General pre-approval of the Audit Committee will be granted only if (i) the pre-approval sets forth in detail the particular services to be provided and the maximum fees related thereto and (ii) the Audit Committee is timely informed of the commencement of the particular service. The Audit Committee does not delegate to management its authority to pre-approve services performed by the independent auditor. The term of any general or specific pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated reports any pre-approval decisions to the Audit Committee at its next scheduled meeting or sooner, if the member or members to whom authority has been delegated so determine. The Audit Committee has delegated certain pre-approval authority to Dr. Alvin N. Puryear, the Audit Committee Chair.

Representatives from PricewaterhouseCoopers will be present at the Meeting, and will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

The affirmative vote of the holders of a majority of the Common Stock present at the Meeting, in person or by proxy, and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers as the Corporation’s independent auditor for the year ending December 31, 2004. Abstentions and broker non-votes will have the same effect as a vote against ratification of the appointment of PricewaterhouseCoopers.

THE AUDIT COMMITTEE RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS THE CORPORATION’S INDEPENDENT AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2004.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

Certain stockholders who share the same address will receive only one copy of the Proxy Statement and the Corporation’s 2003 Annual Report to Stockholders in accordance with a notice delivered earlier this year from such stockholders’ bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as “householding,” is designed to reduce printing and postage costs. Stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting the Corporation at (212) 834-1202 or by writing to the Secretary of the Corporation. Stockholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Corporation. In addition to the solicitation of proxies by mail, D.F. King & Co., Inc. will assist the Corporation in soliciting proxies for the Meeting and will be paid a fee of $12,000 plus reimbursement for out-of-pocket expenses. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Stock. In addition to solicitations by mail, Directors, and officers and other employees of the Corporation may solicit proxies personally or by telephone, telegram or other means of communication without additional compensation.

The Corporation’s 2003 Annual Report to Stockholders, including financial statements, was mailed to all stockholders with the Proxy Statement, except in the case of “householding” as described in this Proxy Statement, or stockholders who consented previously to receive these documents electronically via the Internet. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Corporation. Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Corporation’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation’s main office at 90 Park Avenue, New York, New York 10016, no later than November 26, 2004. Any such proposal shall be subject to the requirements of the Corporation’s Bylaws and the proxy rules adopted under the Exchange Act.

BY ORDER OF THE BOARD OF DIRECTORS

Howard C. Bluver

Secretary

New York, New York

March 26, 2004

ANNUAL REPORT ON FORM 10-K

A COPY OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FOR 2003 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST. WRITTEN REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT THE ADDRESS STATED HEREIN.

Appendix A

GREENPOINT FINANCIAL CORP.

DIRECTOR INDEPENDENCE STANDARDS

A)	A Director is “independent” if, after considering all of the relevant facts and circumstances, the Board of Directors affirmatively determines that the Director has no material relationship with GreenPoint (either directly or as a partner, shareholder or officer of an organization that has a relationship with GreenPoint).

B)	Absent other material relationships with GreenPoint that the Board believes to jeopardize a Director’s independence from management, a Director will be considered “independent” if:

1)	Neither the Director nor any immediate family member of the Director is currently employed or has been employed (as an executive officer, in the case of an “immediate family member” (as defined in Section 303A of the New York Stock Exchange Listed Company Manual)) by GreenPoint during the past three years (other than employment as an interim Chairman or Chief Executive Officer); and

2)	Neither the Director nor any immediate family member of the Director has received during the past three years more than $100,000 per year in direct compensation from GreenPoint, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by an immediate family member of the Director for service as a non-executive employee of GreenPoint; and

3)	Neither the Director nor any immediate family member of the Director is currently employed or has been employed (in a professional capacity, in the case of an immediate family member) by or affiliated with GreenPoint’s present or former independent auditor or Internal Audit Department during the past three years; and

4)	Neither the Director nor any immediate family member of the Director is currently employed or has been employed during the past three years as an executive officer of another company where any of GreenPoint’s present executives serves now or has served on that other company’s compensation committee; and

5)	Neither the Director nor any immediate family member of the Director is an employee or executive officer, respectively, of a company that, during the past three years, made payments to, or received payments from, GreenPoint for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

6)	Neither the Director nor any immediate family member of the Director is an executive officer, director or trustee of a foundation, university or other charitable or not-for-profit organization to which GreenPoint contributed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues in any single fiscal year during the preceding three years.

C)	Members of GreenPoint’s Audit Committee also shall meet the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934 and Rule 10A-3 of the Securities and Exchange Commission promulgated thereunder.

D)	Item (B) above constitutes the Board’s categorical independence standards pursuant to Section 303A of the New York Stock Exchange Listed Company Manual.

A-1

Appendix B

GREENPOINT FINANCIAL CORP.

AUDIT COMMITTEE CHARTER

AUDIT COMMITTEE RESPONSIBILITIES

The Audit Committee is a Committee of the Board of Directors of GreenPoint Financial Corp. (the “Company”). The Committee’s role is to assist the Board in its oversight of the Company’s financial reporting process, including monitoring: 1) the preparation, presentation and integrity of the financial statements of the Company, 2) the independence, performance and qualifications of the Company’s independent auditor and internal auditors, and 3) the accounting and financial reporting principles and internal controls and procedures designed to assure compliance by the Company with accounting standards and applicable legal and regulatory requirements.

AUDIT COMMITTEE MEMBERSHIP REQUIREMENTS

•	The Audit Committee of the Company shall consist of no fewer than three outside directors who are independent of management. They are elected by the Board of Directors on the recommendation of the Nominating and Governance Committee. The Chair of the Committee also is appointed by the Board of Directors.

•	The members of the Audit Committee will meet the independence, experience and other applicable requirements of the NYSE, the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

The Board of Directors reviews existing and potential Audit Committee members on an annual basis to determine if they continue to meet the independence, experience and other applicable requirements for membership on the Committee. The Board reviews the composition of the Audit Committee for compliance with the composition requirements, each time a change in members occurs.

AUDIT COMMITTEE AUTHORITY

The Audit Committee is granted the authority to investigate any activity of the Company. It shall have the authority to retain independent legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor or any persons having special competencies to attend a meeting of the Committee, as necessary, to assist the Committee in fulfilling its responsibilities. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of: 1) compensation to the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, 2) compensation to any advisors retained by the Audit Committee, and 3) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

MEETINGS AND AGENDA

The Audit Committee meets at least quarterly and as many times as the Committee deems necessary. Executive management, the internal auditor and a representative of the independent auditor attend the Committee meetings. Other members of management, as well as advisors, may be asked to attend, as deemed necessary. An agenda (previously reviewed by the Audit Committee Chair), along with pertinent materials (such as the internal auditor’s quarterly report) to be discussed at the meeting, is sent to each Committee member prior to the meeting date.

MINUTES

The internal auditor, or a designated alternate, acts as Committee secretary and is responsible for preparing minutes of the meetings. The minutes are sent to all members of the Board of Directors and the Secretary of the Board, for permanent filing.

DUTIES OF THE AUDIT COMMITTEE

1.	Review and reassess the adequacy of the Audit Committee Charter on an annual basis and recommend any proposed changes to the Board for approval.

2.	Review the performance of the Audit Committee annually.

3.	Discuss with Executive management and the independent auditor the audited annual financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K. Annual reports include the basis for management’s report of the effectiveness of internal control over financial reporting and compliance with pertinent laws and regulations under Part 363 of the Federal Deposit Insurance Corporation’s (FDIC) rules and regulations.

4.	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

5.	Review a summary of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

6.	Discuss with management and the independent auditor the review of the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the release of the Form 10-Q. The Audit Committee may delegate authority to one or more members to engage in this discussion.

7.	Discuss with management the Company’s earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8.	Review and discuss reports from the independent auditor on (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

9.	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

10.	Have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Audit Committee.

11.	Review the experience and qualifications of the senior members of the independent auditor team.

12.	Review and evaluate the lead audit partner.

13.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

14.	Obtain and review a report from the independent auditor at least annually regarding (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence.

15.	Preapprove all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, in accordance with Section 10A(i) of the Exchange Act and the Audit Committee’s preapproval policies and procedures. The Audit Committee may delegate authority to one or more members to grant preapprovals of audit and permitted non-audit services, provided that decisions of such designee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting or, if, in the sole discretion of such designee, at an earlier special meeting of the Audit Committee scheduled by such designee for the purpose of making such presentation.

16.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls over financial reporting.

17.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

18.	Review the appointment and, where appropriate, the replacement of the senior internal auditing executive.

19.	Review, with Executive management and the internal auditor, the quarterly internal auditor’s reports on controls, including management’s response to the internal auditor’s reported findings and recommendations and the resolution of identified weaknesses.

20.	Review, with the independent auditor prior to the annual audit, the scope of its examination and discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by SAS 90) relating to the conduct of the audit. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management or other letter provided by the auditor and the Company’s response to that letter. Such review should include (i) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information and any significant disagreements with management, (ii) any changes required in the planned scope of the audit and (iii) coordination with the internal audit department.

21.	Review, with management and the independent auditor, any correspondence with regulators or governmental agencies and published reports which raise material issues regarding the Company’s financial statements or accounting policies.

22.	Evaluate and discuss with the independent auditor any disclosures made by such independent auditor under Section 10A of the Private Securities Litigation Reform Act of 1995 (illegal acts).

23.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and the Company’s Code of Business Conduct and Ethics.

24.	Review, with Executive management and the independent auditor, their assessment of the adequacy of overall accounting and internal controls over financial reporting.

25.	Fulfill, with Executive management, the requirements of Section 254 of the New York State Banking Law.

26.	Review, with the Company’s General Counsel, legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or queries from regulators or governmental agencies.

27.	Review the scope of audits performed by the internal auditors and inform the Board of Directors regarding the approval of the internal auditor’s Annual Audit Plan (Auditing Division Time Utilization Report).

28.	Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

29.	Report the results of each of the Audit Committee meetings to the Board of Directors at the next regularly scheduled Board meeting.

30.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

31.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

GreenPoint Financial Corp.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS—APRIL 30, 2004

The undersigned hereby appoints Thomas S. Johnson, Jeffrey R. Leeds and Ramesh Shah, and each of them, with full power of substitution, for and in the name of the undersigned, to vote all common stock, par value $.01 per share, of GreenPoint Financial Corp., a Delaware corporation, that the undersigned would be entitled to vote if personally present at the 2004 Annual Meeting of Stockholders to be held at The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, on Friday, April 30, 2004 at 11:00 a.m., local time, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card, and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of GreenPoint Financial Corp. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND, WITH RESPECT TO ITEM 3, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

∧ Detach here from proxy voting card. ∧

The Board of Directors recommends a vote FOR Proposal 1. The Audit Committee of the Board of Directors recommends a vote FOR Proposal 2.

		FOR all nominees (except as noted to the contrary below)	WITHHOLD authority to vote for all nominees
1. Election of Directors Nominees:		☐	☐
01-Bharat B. Bhatt 02-J. Thomas Presby	03-Robert F. Vizza
FOR	AGAINST	ABSTAIN
2.   Ratification of appointment of PricewaterhouseCoopers
LLP as the Corporation's independent auditor for the year
ending December 31, 2004.

3.   In their discretion on such other matters as may properly
come before the meeting or any adjournment thereof.

☐	☐	☐

(Instruction: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Please sign and date below and return in enclosed envelope promptly or use the telephone or Internet voting procedure.

Date:                                                                             , 2004

Signature(s)

NOTE: Please date and sign this proxy exactly as your name appears hereon. In case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

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∧  FOLD AND DETACH HERE  ∧

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